Exhibit 3.1
AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
FPIC INSURANCE GROUP, INC.
Pursuant to the provisions of Section 607.1007 of the Florida Business Corporation Act, the undersigned hereby adopts the following Amended and Restated Articles of Incorporation:
     1. The name of the corporation is FPIC INSURANCE GROUP, INC. (the “Corporation”). The date of filing the original Articles of Incorporation with the Secretary of State was February 12, 1996.
     2. The Amended and Restated Articles of Incorporation were unanimously adopted and approved by the Board of Directors and Shareholders of the Corporation on October 19, 2011, in accordance with Sections 607.1003, 607.1006, and 607.1007 of the Florida Business Corporation Act.
The Articles of Incorporation are hereby amended and restated in their entirety as follows:
ARTICLE I
     The name of the corporation is FPIC Insurance Group, Inc. (hereinafter the “Corporation”).
ARTICLE II
     The address of the principal office and mailing address of the Corporation is 185 Greenwood Road, Napa, California 94558.
ARTICLE III
     The purpose for which the Corporation is organized is to transact any lawful business.
ARTICLE IV
     The Corporation shall have the authority to issue Ten Thousand (10,000) shares of Common Stock having a par value of $0.001 per share. Each issued and outstanding share of Common Stock shall be entitled to one vote on each matter submitted to a vote at a meeting of the shareholders.
ARTICLE V
     The street address of the Corporation’s initial registered office is 515 East Park Avenue, Tallahassee, Florida 32301 and the name of its initial registered agent at such office is NRAI Services, Inc.

ARTICLE VI
Section 6.1 Limitation of Liability
     To the full extent that the Florida Business Corporation Act, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of directors or officers, a director or officer of this Corporation shall not be liable to this Corporation or its shareholders for any monetary damages.
Section 6.2 Indemnification
     (a) This Corporation shall indemnify a director or officer of this Corporation who is or was a party to any proceeding by reason of the fact that he or she is or was such a director or officer or is or was serving at the request of this Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other profit or non-profit enterprise against all liabilities and expenses incurred in the proceeding except such liabilities and expenses as are incurred because of his or her willful misconduct or knowing violation of the criminal law. Unless a determination has been made that indemnification is not permissible, this Corporation shall make advances and reimbursements for expenses incurred by a director or officer in a proceeding upon receipt of an undertaking from him or her to repay the same if it is ultimately determined that he or she is not entitled to indemnification. Such undertaking shall be an unlimited, unsecured general obligation of the director or officer and shall be accepted without reference to his or her ability to make repayment. The Board of Directors is hereby empowered, by majority vote of a quorum of disinterested directors, to contract in advance to indemnify and advance the expenses of any director or officer.
     (b) The Board of Directors is hereby empowered, by majority vote of a quorum of disinterested directors, to cause this Corporation to indemnify or contract in advance to indemnify any person not specified in Section 6.2(a) who was or is a party to any proceeding, by reason of the fact that he or she is or was an employee or agent of this Corporation, or is or was serving at the request of this Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other profit or non-profit enterprise, to the same extent as if such person were specified as one to whom indemnification is granted in Section 6.2(a).
Section 6.3 Insurance
     This Corporation may purchase and maintain insurance to indemnify it against the whole or any portion of the liability assumed by it in accordance with this Article and may also procure insurance, in such amounts as the Board of Directors may determine, on behalf of any person who is or was a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against or incurred by such person in any such capacity or arising from his or her status as such, whether or not this Corporation would have power to indemnify him or her against such liability under the provisions of this Article VI.

Section 6.4 Change in Board of Directors
     In the event there has been a change in the composition of a majority of the Board of Directors after the date of the alleged act or omission with respect to which indemnification is claimed, any determination as to indemnification and advancement of expenses with respect to any claim for indemnification made pursuant to Section 6.2(a) shall be made by special legal counsel agreed upon by the Board of Directors and the proposed indemnitee. If the Board of Directors and the proposed indemnitee are unable to agree upon such special legal counsel, the Board of Directors and the proposed indemnitee each shall select a nominee, and the nominees shall select such special legal counsel.
Section 6.5 Application
     The provisions of this Article VI shall be applicable to all actions, claims, suits or proceedings commenced after the adoption hereof, whether arising from any action taken or failure to act before or after such adoption. No amendment, modification or repeal of this Article shall diminish the rights provided hereby or diminish the right to indemnification with respect to any claim, issue or matter in any then pending or subsequent proceeding that is based in any material respect on any alleged action or failure to act prior to such amendment, modification or repeal.
Section 6.6 Covered Persons
     Reference herein to directors, officers, employees or agents shall include former directors, officers, employees and agents and their respective heirs, executors and administrators.
Section 6.7 Amendment
     Notwithstanding any other provisions of the Articles of Incorporation or the Bylaws of this Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, the Articles of Incorporation or the Bylaws of this Corporation), the provisions of this Article may be altered, amended or repealed only by the affirmative vote of 75% or more of the voting power of all the then outstanding shares of this Corporation’s capital stock entitled to vote on the election of directors, voting together as a single class.
     IN WITNESS WHEREOF, the undersigned, being the Secretary of the Corporation, has signed these Amended and Restated Articles of Incorporation pursuant to the Florida Business Corporation Act this 19th day of October, 2011.

/s/ David McHale
David McHale

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